Exhibit 99.3
KOMAG, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	December 31, 2006	January 1, 2006	January 2, 2005
	(In thousands, except per share amounts)

Net sales	$937,676	$685,946	$458,377
Cost of sales	689,994	497,213	346,260

Gross profit	247,682	188,733	112,117
Operating expenses:
Research, development, and engineering	64,185	48,873	40,783
Selling, general, and administrative	34,409	23,622	17,980
Gain on disposal of assets	(364)	(1,694)	(1,028)

	98,230	70,801	57,735

Operating income	149,452	117,932	54,382
Other income (expense):
Interest income	7,007	5,327	1,371
Interest expense	(1,764)	(1,765)	(3,176)
Other expense, net	(426)	(415)	(151)

	4,817	3,147	(1,956)

Income before income taxes	154,269	121,079	52,426
Provision for (benefit from) income taxes	(3,264)	5,442	1,071

Net income	$157,533	$115,637	$51,355

Basic net income per share	$5.27	$3.99	$1.88

Diluted net income per share	$4.75	$3.55	$1.71

Number of shares used in basic per share computations	29,919	29,003	27,384

Number of shares used in diluted per share computations	33,566	33,042	31,017

See accompanying notes to consolidated financial statements.

KOMAG, INCORPORATED

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	January 1, 2006
	(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$129,632	$99,984
Short-term investments	41,500	105,050
Accounts receivable (less allowances of $2,326 and $2,866, respectively)	140,230	116,217
Inventories	104,181	54,000
Prepaid expenses and other current assets	2,119	1,846

Total current assets	417,662	377,097
Property, plant, and equipment, net	542,585	351,046
Deferred income taxes	7,346	—
Other assets	10,094	3,308

	$977,687	$731,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$139,477	$97,901
Customer advances	127,181	102,898
Accrued expenses and other liabilities	25,412	28,585

Total current liabilities	292,070	229,384
Long-term debt	80,500	80,500
Deferred rent	3,091	2,562

Total liabilities	375,661	312,446
Stockholders’ equity
Common stock, $0.01 par value per share:
Authorized — 120,000 shares
Issued and outstanding — 31,178 and 30,092 shares, respectively	312	301
Additional paid-in capital	283,679	267,920
Deferred stock-based compensation	—	(9,695)
Accumulated other comprehensive loss	(611)	(634)
Retained earnings	318,646	161,113

Total stockholders’ equity	602,026	419,005

	$977,687	$731,451

See accompanying notes to consolidated financial statements.

KOMAG, INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2006	January 1, 2006	January 2, 2005
	(In thousands)

Operating Activities
Net income	$157,533	$115,637	$51,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	79,488	44,519	37,086
Deferred income tax benefit	(6,978)	—	—
Tax provision charged to additional paid-in capital	2,971	5,194	—
Amortization and adjustments of intangible assets	231	1,072	3,023
Stock-based compensation	18,086	3,308	555
Deferred rent	529	2,562	—
Non-cash interest charges	154	154	436
Gain on disposal of assets	(364)	(1,694)	(1,028)
Foreign exchange loss	1,309	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(23,939)	(37,004)	(18,585)
Inventories	(50,181)	(18,185)	(10,314)
Prepaid expenses and other current assets	181	(31)	221
Trade accounts payable	51,728	18,741	3,338
Customer advances	24,283	102,898	—
Accrued expenses and other liabilities	(3,591)	8,353	(4,820)
Other non-current assets	(7,066)	—	—

Net cash provided by operating activities	244,374	245,524	61,267
Investing Activities
Acquisition of property, plant, and equipment	(286,082)	(155,613)	(59,202)
Purchases of short-term investments	(157,755)	(282,450)	(157,000)
Proceeds from short-term investments	221,305	255,100	122,150
Proceeds from disposal of property, plant, and equipment	456	3,173	2,038
Other	(42)	(34)	(257)

Net cash used in investing activities	(222,118)	(179,824)	(92,271)
Financing Activities
Payment of debt	—	—	(116,341)
Proceeds from the issuance of long-term debt	—	—	77,419
Proceeds from sale of common stock, net of issuance costs	5,630	7,874	69,128
Repurchase of common stock	(2,044)	—	—

Net cash provided by financing activities	3,586	7,874	30,206

Effect of exchange rate changes on cash and cash equivalents	3,806	—	—

Increase (decrease) in cash and cash equivalents	29,648	73,574	(798)
Cash and cash equivalents at beginning of year	99,984	26,410	27,208

Cash and cash equivalents at end of year	$129,632	$99,984	$26,410

Supplemental disclosure of cash flow information
Cash paid for interest	$1,610	$1,611	$2,739
Cash paid for income taxes	$908	$541	$331

See accompanying notes to consolidated financial statements.

KOMAG, INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

					Retained	Accumulated
			Additional	Deferred	Earnings	Other
	Common Stock		Paid-in	Stock-Based	(Accumulated	Comprehensive
	Shares	Amount	Capital	Compensation	Deficit)	Loss	Total
	(In thousands)

Balance at December 28, 2003	23,753	$238	$172,457	$(228)	$(5,879)	$—	$166,588
Net income	—	—	—	—	51,355	—	51,355
Issuance of common stock, net of issuance costs	3,525	35	66,356	—	—	—	66,391
Deferred stock-based compensation	—	—	252	(252)	—	—	—
Stock-based compensation	—	—	166	389	—	—	555
Exercise of warrants	90	1	1	—	—	—	2
Common stock issued under stock plans	697	7	2,728	—	—	—	2,735

Balance at January 2, 2005	28,065	281	241,960	(91)	45,476	—	287,626
Net income	—	—	—	—	115,637	—	115,637
Unrealized loss on cash flow hedging arrangements	—	—	—	—	—	(634)	(634)

Comprehensive income							115,003
Deferred stock-based compensation	—	—	12,769	(12,769)	—	—	—
Stock-based compensation	—	—	143	3,165	—	—	3,308
Income tax adjustments	—	—	5,194	—	—	—	5,194
Exercise of warrants	604	6	2,103	—	—	—	2,109
Common stock issued under stock plans	1,423	14	5,751	—	—	—	5,765

Balance at January 1, 2006	30,092	301	267,920	(9,695)	161,113	(634)	419,005
Net income	—	—	—	—	157,533	—	157,533
Net change to unrealized gain or loss under cash flow hedging arrangements	—	—	—	—	—	23	23

Comprehensive income							157,556
Reversal of deferred stock-based compensation	—	—	(9,695)	9,695	—	—	—
Stock-based compensation	—	—	18,086	—	—	—	18,086
Income tax adjustments	—	—	3,793	—	—	—	3,793
Common stock issued under stock plans	1,139	11	5,619	—	—	—	5,630
Repurchase of common stock	(53)	—	(2,044)	—	—	—	(2,044)

Balance at December 31, 2006	31,178	$312	$283,679	$—	$318,646	$(611)	$602,026

See accompanying notes to consolidated financial statements.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Basis of Presentation and Significant Accounting Policies

Company Business:  The Company is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data in computers and consumer electronic appliances. Since it was founded in 1983, the Company has been an industry leader in production volume and technology for thin-film disks.

Consolidation:  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year:  The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company’s 2006 and 2005 fiscal years were 52-week years. The Company’s 2004 fiscal year was a 53-week year; accordingly, the additional week in 2004 was included in the Company’s first quarter of 2004.

Use of Estimates in the Preparation of Financial Statements:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S.) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation:  The Company’s functional currency for its Malaysian operations is the U.S. dollar. Remeasurement gains and losses resulting from the process of remeasuring these foreign currency financial statements into U.S. dollars are included in operations.

Cash and Cash Equivalents:  The Company considers as a cash equivalent any bank deposit, money market investments and any highly-liquid investment that has an original maturity date of three months or less at the date of purchase.

Short-Term Investments:  The Company invests its excess cash in high-quality, short-term debt instruments and auction rate preferred securities. The Company’s investments are considered “available-for-sale” under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The costs of the Company’s investments approximate fair value; accordingly, there were no unrealized gains or losses as of December 31, 2006 and January 1, 2006. Interest and dividends on the investments are included in interest income. The information in the following table (in thousands) reflects a summary of the Company’s investments by major security type at amortized cost, which approximates fair value:

	December 31, 2006	January 1, 2006

Municipal auction rate preferred securities	$41,500	$105,050
Corporate debt securities	76,529	73,168
Mortgage-backed securities	10,672	13,527

	$128,701	$191,745

Amounts included in cash and cash equivalents	$87,201	$86,695
Amounts included in short-term investments	41,500	105,050

	$128,701	$191,745

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories:  Inventories are stated at the lower of cost (first-in, first-out method) or market, and consist of the following (in thousands):

	December 31, 2006	January 1, 2006

Raw materials	$78,701	$39,230
Work in process	15,900	6,489
Finished goods	9,580	8,281

	$104,181	$54,000

Property, Plant, and Equipment:  Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company’s buildings in Penang and Sarawak, Malaysia is 30 years, and 22 years for the Company’s building in Johor, Malaysia. Furniture and equipment are generally depreciated over five years, and leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

Property, plant, and equipment consists of the following (in thousands):

	December 31, 2006	January 1, 2006

Land	$8,206	$8,206
Buildings	221,571	153,433
Leasehold improvements	5,499	3,974
Furniture	3,959	1,968
Equipment	522,738	324,123

	761,973	491,704
Less accumulated depreciation and amortization	(219,388)	(140,658)

	$542,585	$351,046

Impairment of Long-lived Assets:  Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that such assets may be impaired or the estimated useful lives are no longer appropriate. The Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event that such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values utilizing discounted estimates of future cash flows.

Revenue Recognition:  In recognizing revenue, the Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin 104, Revenue Recognition. The Company recognizes revenue from the sale of its products when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.

The Company generally uses a purchase order as evidence of an arrangement. In certain cases its products are sold with terms signifying that delivery occurs at the destination point. The Company defers revenue associated with these transactions until the delivery has occurred to the customers’ premises and it has evidence of such delivery.

The Company provides an allowance for estimated returns of defective products based on historical data, as well as current knowledge of product quality.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cost of Sales:  Cost of sales includes direct and indirect manufacturing costs, inbound, outbound, and internal freight costs, purchasing and receiving costs, quality inspection costs, and warehousing costs.

Research and Development:  Research and development costs are expensed as incurred.

Leases:  The Company leases one facility in the U.S. The Company accounts for this lease as an operating lease under the provisions of SFAS No. 13, Accounting for Leases (SFAS 13), and subsequent amendments. SFAS 13 requires leases to be evaluated and classified as operating or capitalized leases for financial reporting purposes. In addition, the Company records the total rent payable during the operating lease term as an expense on a straight-line basis over the term of the lease, and records the difference between the rent paid and the straight-line rent expense as a deferred rent liability.

Stock-Based Compensation:  Effective January 2, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (SFAS 123R), using the modified prospective method, in which compensation cost is recognized based on the requirements of SFAS 123R for (a) all share-based payments granted or modified after the effective date and (b) for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. The Company elected to amortize stock-based compensation for awards outstanding and unvested on its adoption of SFAS 123R as well as for awards granted on or after its adoption of SFAS 123R on a straight line basis over the requisite service (vesting) period for the entire award. The vesting period for stock options has generally been four years and the vesting for stock purchase rights generally has been three years.

Prior to January 2, 2006 and as permitted under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company elected to follow APB 25, and related interpretations in accounting for stock-based awards to employees. Accordingly, compensation cost for stock options and stock purchase rights was measured as the excess, if any, of the market price of the Company’s common stock at the date of grant over the exercise price. In accordance with SFAS 123 and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123, prior to fiscal 2006, the Company provided pro forma disclosure of the effect on net income and earnings per share had the fair value method been used, as prescribed by SFAS 123.

Income Taxes:  The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future earnings in specific tax jurisdictions, the timing and amount of which are uncertain. Accordingly, the Company evaluates all significant available positive and negative evidence, including the existence of losses in recent years and the forecast of future taxable income, in assessing the need for a valuation allowance. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is believed more likely than not to be realized.

Comprehensive Income:  Comprehensive income is defined as the change in equity during a period for non-owner transactions, and is composed of net income and other comprehensive income (loss). Other comprehensive income (loss) includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. The Company’s other comprehensive loss included the unrealized losses, net of income taxes, related to the Company’s foreign currency forward contracts that are designated as cash flow hedges.

Computation of Net Income Per Share:  The Company determines net income per share in accordance with SFAS No. 128, Earnings per Share. Basic net income per common share is computed by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing income available to common stockholders by the weighted-average number of shares and dilutive potential shares of common stock outstanding during the period. The dilutive effect of outstanding options and stock purchase rights is reflected in diluted net income per share by application of the treasury stock method. The dilutive effect of outstanding contingently convertible debt is reflected in diluted net

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income per share by application of the if-converted method. Interest expense related to the contingently convertible debt is an adjustment to income available to common stockholders for the diluted net income per share calculations.

The following table sets forth the computation of net income per share. The table is in thousands, except per share amounts.

	Year Ended
	December 31, 2006	January 1, 2006	January 2, 2005

Numerator for basic net income per share:
Net income as reported	$157,533	$115,637	$51,355

Numerator for diluted net income per share:
Net income as reported	$157,533	$115,637	$51,355
Interest adjustment related to contingently convertible debt	1,764	1,765	1,642

	$159,297	$117,402	$52,997

Denominator for basic net income per share:
Weighted average shares	29,919	29,003	27,384

Denominator for diluted net income per share:
Weighted average shares	29,919	29,003	27,384
Effect of dilutive securities:
Contingently convertible shares under convertible debt	3,049	3,049	2,803
Stock options	343	572	468
Warrants	—	220	362
Stock purchase rights	255	198	—

	33,566	33,042	31,017

Basic net income per share	$5.27	$3.99	$1.88

Diluted net income per share	$4.75	$3.55	$1.71

Outstanding common stock options that were not included in the diluted net income per share computation because the effect would have been anti-dilutive were approximately 42,000 in 2006, zero in 2005, and approximately 264,000 in 2004.

In January 2004, the Company issued $80.5 million of 2.0% Convertible Subordinated Notes (the Notes). The Notes are convertible, under certain circumstances, into shares of the Company’s common stock at an initial conversion price of $26.40, or approximately 3,049,000 shares. These shares have been included in the Company’s diluted earnings per share calculations for fiscal 2006, 2005 and 2004.

Recent Accounting Pronouncements:  In December 2004, the FASB issued SFAS No. 151, Inventory Costs (SFAS 151). SFAS 151 clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. Under existing generally accepted accounting principles, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be “so abnormal” as to require treatment as current period charges rather than recorded as adjustments to the value of the inventory. SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company adopted this pronouncement at the beginning of fiscal year 2006. The adoption of SFAS 151 had no material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154). SFAS 154 replaces APB No. 20 and FASB Statement No. 3. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154 in fiscal 2006. The adoption of this standard had no material impact on the Company’s financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides guidance on recognition and measurement of uncertainties in income taxes and is applicable for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and is applicable for fiscal years beginning after November 15, 2007. The Company has not yet completed the evaluation or determined the impact of adopting SFAS 157.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 requires companies to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements. SAB 108 allows companies to record the effects of adopting the guidance as a cumulative-effect adjustment to retained earnings. The Company adopted SAB 108 in the fourth quarter of 2006 and there was no financial impact on its financial statements.

Note 2.	Segment and Geographic Information

The Company operates in one business segment, which is the development, production, and marketing of high-performance thin-film media (disks) for use in hard disk drives. The Company primarily sells to original equipment manufacturers in the rigid disk drive market. The Company’s operations are treated as one operating segment, as the Company reports profit and loss information on an aggregate basis to the chief operating decision-maker of the Company.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary information for the Company’s operations by geographic location is as follows (in thousands):

	Year Ended
	December 31, 2006	January 1, 2006	January 2, 2005

Net sales:
To customers from U.S. parent	$29,912	$37,021	$21,520
To customers from Malaysian subsidiary	907,764	648,925	436,857
Intercompany from Malaysian subsidiary	19,584	24,284	20,868
Intercompany from U.S. parent	986	808	170

	958,246	711,038	479,415
Intercompany eliminations	(20,570)	(25,092)	(21,038)

Total net sales	$937,676	$685,946	$458,377

Operating income (loss):
U.S. parent	$(14,520)	$1,604	$(5,823)
Malaysian subsidiary	163,972	116,328	60,205

Total operating income	$149,452	$117,932	$54,382

Long-lived assets:
U.S. parent	$36,357	$31,475
Malaysian subsidiary	506,228	319,571

Total long-lived assets	$542,585	$351,046

External sales by geographic location, which is determined by the customers’ sold-to address, are as follows (in thousands):

	Year Ended
	December 31, 2006	January 1, 2006	January 2, 2005

Thailand	$559,770	$272,392	$111,904
Malaysia	157,340	78,047	42,704
Singapore	93,073	201,007	201,686
China	71,626	65,341	1,792
Taiwan	33,932	32,855	25,940
United States	19,992	33,735	53,535
Europe	1,563	1,574	37
Japan	380	995	20,779

Total net sales	$937,676	$685,946	$458,377

Note 3.	Concentration of Customer and Supplier Risk

Most of the Company’s sales are derived from a relatively small number of customers, which results in a concentration of credit risk regarding trade receivables. The Company performs ongoing credit evaluations of its customers, and generally requires no collateral for sales to these customers. Based on management’s evaluation of potential credit losses and the relative strength of the disk drive industry, the Company believes that an allowance for doubtful accounts as of December 31, 2006 is not required.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Seagate accounted for $57.9 million of the Company’s accounts receivable at December 31, 2006, and 36% of its net sales for 2006 (Seagate acquired Maxtor in May of 2006 and therefore we have reflected sales to Maxtor in the Seagate numbers for all of 2006). Western Digital accounted for $46.1 million of the Company’s accounts receivable at December 31, 2006, and 37% of its net sales for 2006. Hitachi Global Storage Technologies (HGST) accounted for $28.5 million of the Company’s accounts receivable at December 31, 2006, and 23% of its net sales for 2006.

The Company’s customers are concentrated in the disk drive industry. Accordingly, the Company’s future success depends on the buying patterns of these customers and the continued demand by these customers for the Company’s products. Additionally, the disk drive market is characterized by rapidly changing technology, evolving industry standards, changes in end user requirements, and frequent new product introductions and enhancements. The Company’s continued success will depend upon its ability to enhance existing products and to develop and introduce, on a timely basis, new products and features that keep pace with technological developments and emerging industry standards. Furthermore, as a result of its international sales, the Company’s operations are subject to risks of doing business abroad, including but not limited to, fluctuations in the value of currency, longer payment cycles, and greater difficulty in collecting accounts receivable.

Because of the Company’s small customer base, the loss of any one significant customer would have a material impact on the Company’s business operations. During the second quarter of 2006, Seagate acquired Maxtor Corporation (Maxtor). Sales to Seagate for all of 2006 include sales to Maxtor. The Company expects to continue to derive a substantial portion of our sales from these customers, and from a small number of other customers. We entered into supply agreements, including certain amendments to these agreements, with Western Digital, Maxtor and Seagate in 2005, and with HGST in the first quarter of 2006. The supply agreement with Maxtor was assigned to Seagate as a result of Seagate’s acquisition of Maxtor in May 2006. Under the supply agreements, the Company supplies certain media volumes subject to the terms and conditions of the agreements. The customers are required to pay certain advances to the Company covering future purchases of media from the Company. The customer advances, which totaled $127.2 million and $102.9 million as of December 31, 2006 and January 1, 2006, respectively, are to be repaid to the customers via a credit of a specified dollar amount per disk on future sales.

Significant customers accounted for the following percentages of net sales in 2006, 2005, and 2004:

	Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Western Digital Corporation	37%	24%	14%
Seagate Technology(1)	36%	16%	4%
Hitachi Global Storage Technologies(2)	23%	21%	29%
Maxtor Corporation	—	32%	47%

(1)	Seagate Technology acquired Maxtor Corporation in the second quarter of 2006. Sales to Maxtor for all of 2006 have been presented on a combined basis with Seagate Technology.

(2)	Sales to HGST include sales made to its contract manufacturer.

The Company relies on a limited number of suppliers for some of the materials and equipment used in its manufacturing processes, including aluminum blanks, aluminum substrates, nickel plating solutions, polishing and texturing supplies, and sputtering target materials. Kobe Steel, Ltd. is the Company’s primary supplier of aluminum blanks, which is a fundamental component in producing disks. The Company also relies on Heraeus Incorporated and Williams Advanced Materials, Incorporated for its sputtering target requirements, and on OMG Fidelity, Incorporated for supplies of nickel plating solutions.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Employee Savings and Deferred Profit Sharing Plan

The Company maintains a savings and deferred profit sharing plan. Employees in the United States who meet certain criteria are eligible to participate. In addition to voluntary employee contributions to the plan, the Company matches a portion of each employee’s contributions to the plan, up to a maximum amount. The Company contributed a total of $1.4 million to the plan in 2006, $2.2 million in 2005, and $0.8 million in 2004. Plan expenses are included in selling, general, and administrative expenses.

Note 5.	Income Taxes

The Company’s income (loss) before the provision for income taxes consisted of the following (in thousands):

	Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Domestic	$(1,368)	$9,311	$(3,977)
Foreign	155,637	111,768	56,403

	$154,269	$121,079	$52,426

The Company’s provision for (benefit from) income taxes consisted of the following (in thousands):

	Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

U.S. Federal:
Current	$2,646	$4,747	$—
Deferred	(6,280)	—	—

	(3,634)	4,747	—

U.S. State:
Current	226	525	1
Deferred	(698)	—	—

	(472)	525	1

Foreign:
Current	842	170	1,070
Deferred	—	—	—

	842	170	1,070

Total Current	3,714	5,442	1,071
Total Deferred	(6,978)	—	—

Provision for (benefit from) income taxes	$(3,264)	$5,442	$1,071

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the actual income tax provision to the expected income tax provision (as measured by the U.S. statutory corporate income tax rate of 35% to pretax earnings) is as follows (in thousands):

	Year Ended
	December 31,	January 1,	January 2,
	2006	2006	2005

Income tax expense at federal statutory rate	$53,994	$42,378	$18,349
State income taxes, net of federal benefit	(472)	525	1
Foreign withholding taxes (refund)	49	—	(182)
Foreign rate differential	(53,685)	(38,431)	(18,489)
Change in valuation allowance	(4,566)	1,176	1,392
Other	1,416	(206)	—

	$(3,264)	$5,442	$1,071

Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,	January 1,
	2006	2006

Deferred tax assets
Property, plant and equipment	$13,702	$16,469
Accrued compensation and benefits	5,144	2,547
Other	4,550	3,772
Tax benefit of net operating loss carryforwards	72,510	75,340
Tax benefit of credit carryforwards	36,090	33,810

Gross deferred tax assets	131,996	131,938
Valuation allowance	(124,196)	(131,938)

Total net deferred tax assets	$7,800	$—

	December 31,	January 1,
	2006	2006

Current:
Gross deferred tax assets	$7,326	$4,005
Valuation allowance	(6,872)	(4,005)

Net deferred tax assets — current	454	—
Long-term:
Gross deferred tax assets	124,670	127,933
Valuation allowance	(117,324)	(127,933)

Net deferred tax assets — long-term	7,346	—

Total net deferred tax assets	$7,800	$—

Prior to 2006, the Company had established a full valuation allowance against its deferred tax assets due to the uncertainty regarding its ability to generate sufficient future taxable income. In the fourth quarter of 2006, the Company reassessed the valuation allowance previously established and determined that it was more likely than not that a portion of the deferred tax assets would be realized in 2007. As a result, the Company released a portion of the

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allowance resulting in an income tax benefit of $7.0 million and a credit to equity of $0.8 million in 2006. The Company will continue to assess the potential realization of the remaining deferred tax assets, and will adjust the valuation allowance in future periods, as appropriate. The recorded valuation allowance against deferred tax assets decreased by $7.7 million in 2006, increased by $4.9 million in 2005, and increased by $3.4 million in 2004. Approximately $7.3 million of the valuation allowance as of December 31, 2006 was attributable to the federal and state income tax benefits of stock compensation deductions, the benefit of which will be credited to additional paid in capital when, and if, realized.

Pursuant to Statement SFAS No. 123R, excess tax benefits associated with the stock awards are not recognized until the associated tax deduction reduces cash taxes payable. As such, the Company has been tracking the deductions attributable to these excess benefits separately. The additional tax benefits of net operating loss and tax credit carryforwards related to the stock awards was $5.5 million in 2006. These excess benefits will not be recognized as a credit to additional paid in capital until such deduction reduces tax payable.

At December 31, 2006, the Company has unrecognized deferred tax assets generated prior to the Company’s reorganization in 2002 of approximately $94.5 million. Upon realization of those deferred tax assets, the Company first reduces intangible assets associated with the reorganization to zero and then credits additional paid-in capital. In 2006, the Company utilized $2.9 million of pre-emergence deferred tax assets to reduce taxes payable. In 2005 and 2004, the Company utilized $4.9 million and $1.0 million pre-emergence deferred tax assets to reduce taxes payable, respectively. These deferred tax assets were previously fully reserved by a valuation allowance. The benefit of realizing these deferred tax assets was credited to additional paid-in capital in 2006, 2005 and 2004.

At December 31, 2006, the Company had federal and state net operating loss carryforwards of approximately $208.5 million and $78.5 million, which are available to offset future federal and state taxable income through 2026 and 2016, respectively. In addition, the Company had various federal and state tax credit carryforwards of approximately $46.0 million, of which $13.9 million are available to offset future taxable income through 2026, and the remaining $32.1 million are available indefinitely.

The utilization of the Company’s net operating loss and tax credit carryforwards are subject to certain annual limitations due to the ownership change, as defined by the Internal Revenue Code of 1986. The annual limitation on these NOL’s and credits are $8.4 million and $2.9 million, respectively, for losses and credits generated before June 30, 2002.

The Company’s Malaysian manufacturing facilities operate under various tax holidays. The net impact of these tax holidays increased the Company’s net income by $47.7 million ($1.59 per basic share and $1.42 per diluted share) in 2006, $41.1 million ($1.42 per basic share and $1.24 per diluted share) in 2005, and $25.1 million ($0.92 per basic share and $0.81 per diluted share) in 2004. In July 2005, the Malaysian government agreed to reset the expiration dates of the existing tax holidays to December 2006 and approved a new, 10-year tax holiday covering all of the Company’s Malaysian operations. The new tax holiday commences in January 2007 and expires in December 2016.

A substantial majority of the Company’s income is generated by its foreign subsidiaries covered by tax holidays. No federal and state income taxes have been provided on the net undistributed earnings from foreign subsidiaries, which, as of December 31, 2006, amounted to $291.3 million. The net undistributed earnings are intended to finance local operating requirements and to satisfy the intercompany payables to the parent company and are therefore considered permanently reinvested.

Note 6.	Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate their fair values as of December 31, 2006 and January 1, 2006, due to the relatively short period to maturity of these instruments.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006 and January 1, 2006, the fair value of the Company’s Convertible Subordinated Notes was $115.9 million and $109.9 million, respectively. These values were based on the quoted price of the Notes (which are traded in the open market) as of the last business day of the Company’s 2006 and 2005 fiscal years.

Note 7.	Accrued Expenses and Other Liabilities

The following table (in thousands) summarizes accrued expenses and other liabilities for fiscal 2006 and fiscal 2005:

	December 31,	January 1,
	2006	2006

Accrued compensation and benefits	$22,481	$24,986
Other liabilities	2,931	3,599

	$25,412	$28,585

Note 8.	Customer Advances

The Company entered into supply agreements, including certain amendments to these agreements, with three major customers in 2005, and another major customer in the first quarter of 2006. Under the supply agreements, the Company supplies certain media volumes subject to the terms and conditions of the agreements. The customers are required to pay certain advances covering future purchases of media from the Company. The customer advances, which totaled $127.2 million and $102.9 million as of December 31, 2006 and January 1, 2006, respectively, are to be repaid to the customers via a credit of a specified dollar amount per disk on future sales. During 2006 and 2005, customer advance credits applied to purchases of media were $119.5 million and $1.4 million, respectively, and additional customer advance payments were $143.8 million and $104.3 million, respectively. The agreements generally provide for repayment at the end of the term of the agreement if not fully paid by credits applied to purchases. The terms of the current arrangements expire on various dates through December 2009.

Note 9.	Debt and Bank Guarantee

In January 2004, the Company completed an offering of $80.5 million of 2.0% Convertible Subordinated Notes (the Notes). The Notes mature on February 1, 2024, bear interest at 2.0%, and require semiannual interest payments beginning on August 1, 2004. The Notes will be convertible, under certain circumstances, into shares of the Company’s common stock based on an initial effective conversion price of $26.40. Holders of the Notes may convert the Notes into shares of the Company’s common stock prior to maturity if: 1) the sale price of the Company’s common stock equals or exceeds $31.68 for at least 20 trading days in any 30 consecutive trading day period within any fiscal quarter of the Company; 2) the trading price of the Notes falls below a specified threshold prior to February 19, 2019; 3) the Notes have been called for redemption; or 4) specified corporate transactions (as described in the offering prospectus for the Notes) occur. The conditions for conversion have been met, and the debt is currently convertible. The Company may redeem the Notes on or after February 6, 2007, at specified declining redemption premiums. Holders of the Notes may require the Company to purchase the Notes on February 1, 2011, 2014, or 2019, or upon the occurrence of a fundamental change, at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest.

There are no financial covenants, guarantees, or collateral associated with the Notes. In connection with the issuance of the Notes, the Company incurred $3.1 million of loan fees. The loan fees, which are included in other assets on the condensed consolidated balance sheet, are being amortized on a straight-line basis over the 20-year life of the Notes. On December 31, 2006, unamortized loan fees were $2.6 million.

The Company has arranged bank guarantees of Malaysian ringgit 29.5 million (approximately $8.4 million) which are required by Malaysian utility companies and other Malaysian vendors. There is no expiration date on the bank guarantees. No interest will be charged on the bank guarantees, but there is a commission charge ranging

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

between 0.05% and 0.10% on the amount of bank guarantee utilized. As of December 31, 2006, there were no liabilities outstanding related to the bank guarantees.

Note 10.	Derivative Financial Instruments

The Company accounts for its derivative and hedging activities under SFAS 133. The assets or liabilities associated with its derivative instruments and hedging activities are recorded at fair value in prepaid expenses and other current assets or other current liabilities, respectively, in the consolidated balance sheets. As discussed below, the accounting for gains and losses resulting from changes in fair value depends on the use of the derivative and whether it is designated and qualifies for hedge accounting.

As of December 31, 2006, the Company had a foreign exchange forward contract to purchase approximately $0.7 million of Japanese Yen for cash flow payments denominated in Japanese Yen for future equipment purchases. The contract has been designated as a cash flow hedge in accordance with SFAS 133. The fair value of the Company’s forward contract was recorded as a $23 thousand other current liability as of December 31, 2006. Fair value is determined by a dealer quote. The effectiveness of the contracts that qualify as cash flow hedges is assessed quarterly through an evaluation of critical terms and other criteria required by SFAS 133. The effective portion of gains or losses resulting from changes in fair value is initially reported as a component of accumulated other comprehensive income or (loss), net of any tax effects, in stockholders’ equity and subsequently reclassified into depreciation expense over the useful life of the purchased equipment. In 2006, the hedges were perfectly effective and no ineffectiveness in hedges occurred.

The Company’s foreign exchange forward contracts have maturities of less than 12 months. The Company does not use foreign exchange forward contracts for speculative or trading purposes. As of December 31, 2006, forward contracts used for purchases of raw materials are not accounted for at fair value under the normal purchases exception provided in SFAS 133.

Note 11.	Stockholders’ Equity

Common Stock

As of December 31, 2006, the Company is authorized to issue 120.0 million shares of common stock. The following shares of common stock are reserved for future issuance (in thousands):

Convertible Subordinated Notes	3,049
2002 Qualified Stock Plan	5,390

8,439

Amended and Restated 2002 Qualified Stock Plan

The 2002 Qualified Stock Plan (the 2002 Stock Plan) provides for the grant of incentive stock options to the Company’s employees, and for the grant of non-statutory stock options, stock purchase rights, stock appreciation rights, performance shares and performance units to the Company’s employees, directors, and consultants. The term for stock options granted may not exceed 10 years. In May 2005, shareholders voted to terminate the Employee Stock Purchase Plan (ESPP) and transfer the remaining 317,054 unissued shares that were previously reserved under the ESPP to the 2002 Stock Plan. In May 2006, the Company increased the number of shares reserved for issuance by 5,000,000 shares from 4,242,054 shares to 9,242,054 shares.

As of December 31, 2006, the Company had authorized a total of 9,242,054 shares of its common stock for issuance under the 2002 Stock Plan. As of December 31, 2006, the Company had a net balance of 5,390,492 shares of the Company’s common stock reserved for issuance under the 2002 Stock Plan. Of the 5,390,492 shares reserved for future issuance under the 2002 Stock Plan, 12,500 are for stock purchase rights deferred under the Deferred

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Compensation Plan, 485,262 are for the exercise of outstanding stock options, and 4,892,730 are for future grants of stock options and stock purchase rights.

Stock-Based Compensation

Effective January 2, 2006, the Company adopted SFAS No. 123R using the modified prospective method, in which compensation cost is recognized based on the requirements of SFAS 123R for (a) all share-based payments granted or modified after the effective date and (b) for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. The Company elected to amortize stock-based compensation for awards outstanding and unvested on its adoption of SFAS 123R as well as for awards granted on or after its adoption of SFAS 123R on a straight line basis over the requisite service (vesting) period for the entire award. The vesting period for stock options has generally been four years and the vesting period for stock purchase rights generally has been three years.

Stock-based compensation expense related to outstanding stock options and stock purchase rights amounted to $3.1 million and zero for 2006 and 2005, respectively, and $15.0 million and $3.2 million for 2006 and 2005, respectively. As a result of adopting SFAS 123R on January 2, 2006, the Company’s income before income taxes and net income for 2006 were approximately $3.4 million and $3.3 million lower, than if it had continued to account for stock-based compensation under APB 25. Basic and diluted net income per share for 2006 were approximately $0.10 and $0.08 lower, respectively, due to the adoption of SFAS 123R.

As of December 31, 2006, there was approximately $27.2 million of total unrecognized compensation cost related to stock-based compensation arrangements. The cost is expected to be recognized on a straight line basis over the remaining vesting period of the stock-based awards through the third quarter of 2010. The weighted average remaining vesting period is approximately two years.

Summary of Assumptions and Activity

In 2006 and 2005, the Company recorded $3.1 million and zero, respectively, of stock-based compensation expense related to stock options. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The following assumptions were used to estimate the fair value of option grants in 2006: risk-free interest rate of 4.80%; expected volatility of the market price of the Company’s common stock of 54.3%; no dividend yield, and a weighted-average expected life of 4.0 years. The fair value of options granted in 2006, 2005 and 2004 was $18.10, $11.57 and $7.02 per share, respectively. Options to purchase 100,000 shares of the Company’s common stock were granted in 2006.

Compensation expense related to stock options is amortized on a straight line basis over the vesting period of 48 months. As of December 31, 2006, the unamortized fair value of unvested stock options was $3.0 million and will be amortized on a straight line basis over a remaining weighted average vesting period of approximately 2.3 years.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option transactions is as follows:

			Weighted-Average
			Remaining	Aggregate
		Weighted-Average	Contractual	Intrinsic
	Shares	Exercise Price	Term	Value
		(Per share)	(Years)

Outstanding at December 28, 2003	1,220,085	$8.68
Granted	422,880	$17.19
Exercised	(237,912)	$5.78
Cancelled	(37,669)	$12.50

Outstanding at January 2, 2005	1,367,384	$11.72
Granted	53,436	$20.34
Exercised	(489,716)	$10.13
Cancelled	(62,251)	$13.80

Outstanding at January 1, 2006	868,853	$12.99
Granted	100,000	$38.65
Exercised	(479,209)	$11.73
Cancelled	(4,382)	$14.55

Outstanding at December 31, 2006(1)	485,262	$19.51	7.53	$8,990,193

Exercisable at December 31, 2006	244,341	$12.99	6.75	$6,082,026

(1)	Also represents vested and expected to vest.

The total intrinsic value of options exercised during 2006, 2005 and 2004 was $14.7 million, $8.8 million and $3.0 million, respectively. In 2006, 2005 and 2004 the cash received from exercise of options was $5.6 million, $5.0 million and $1.4 million, respectively. Upon the exercise of options, the Company issues new common stock from its authorized shares.

The following table sets forth a summary of the Company’s stock purchase rights for 2006:

		Weighted-Average
		Grant Date
	Shares	Fair Value
		(Per share)

Outstanding at January 1, 2006	573,201	$22.34
Granted	659,809	$44.25
Vested	(240,719)	$24.03
Cancelled	(17,823)	$34.87

Outstanding at December 31, 2006	974,468	$36.53

In 2006, 2005 and 2004, the Company recorded $15.0 million, $3.2 million and $0.4 million, respectively, of stock-based compensation expense related to stock purchase rights. The cumulative effect of adopting SFAS 123R related to applying an estimated forfeiture rate to unvested stock purchase rights outstanding on the date of adoption was a $0.2 million credit, which was credited to operating costs and expenses. The Company determines the fair value of stock purchase rights based on the Nasdaq closing stock price on the date of grant. Compensation expense related to stock purchase rights is amortized on a straight line basis over the vesting period of 36 months (one-third vests annually upon the anniversary date of the grant date). As of December 31, 2006, the unamortized fair value of

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unvested restricted stock awards was $24.1 million and will be amortized on a straight line basis over a remaining weighted average vesting period of approximately 1.8 years.

During the first quarter of 2006, the Company announced the anticipated retirement of its Chief Executive Officer (CEO), which became effective on October 1, 2006. Certain agreements were entered into with the CEO as a result of the anticipated retirement. These agreements were filed as exhibits to the Form 10-K filed for the year ended January 1, 2006. Under the agreements, the vesting of certain stock options and stock purchase rights were accelerated to provide additional compensation in connection with the CEO’s retirement and for his assistance during a planned transition period. The Company recorded an additional $5.1 million of stock-based compensation expense related to the modification of the CEO’s stock options and stock purchase rights for 2006, respectively. Effective October 1, 2006, Timothy Harris, the Company’s then-Chief Operating Officer, became the Company’s new CEO. The Company’s then-CEO retired effective as of such date, and continued to provide transitional consulting services to the Company for three months.

Pro forma information for Periods Prior to the Adoption of SFAS 123R

Prior to January 2, 2006 and as permitted under SFAS No. 123, the Company elected to follow APB 25, and related interpretations in accounting for stock-based awards to employees. Accordingly, compensation cost for stock options and stock purchase rights was measured as the excess, if any, of the market price of the Company’s common stock at the date of grant over the exercise price. In accordance with SFAS 123 and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123, prior to fiscal 2006, the Company provided pro forma disclosure of the effect on net income and earnings per share had the fair value method been used, as prescribed by SFAS 123.

The following table reflects the effect on the Company’s net income and income per share had the fair value method been applied to all outstanding and unvested awards in 2005 and 2004. The table is in thousands, except per share amounts.

	Year Ended
	January 1,	January 2,
	2006	2005

Net income, as reported	$115,637	$51,355
Add stock-based employee compensation expense included in reported net income	3,308	555
Deduct stock-based compensation expense determined under the fair value method for all awards	(5,973)	(3,571)

Pro forma net income	$112,972	$48,339

Net income per share:
Basic — as reported	$3.99	$1.88

Diluted — as reported	$3.55	$1.71

Basic — pro forma	$3.90	$1.77

Diluted — pro forma	$3.49	$1.63

For pro forma disclosure purposes, the Company used the Black-Scholes-Merton option pricing model to estimate the fair value of each option and stock purchase right grant on the date of grant.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following assumptions were used to estimate the fair value of option grants in fiscal 2005 and 2004:

	2005	2004

Risk-free interest rate	4.0%	2.7%
Volatility factor of the expected market price of the Company’s common stock	71.8%	81.8%
Weighted-average expected option life (in years)	4.0	4.0
Weighted-average per share fair value of options granted	$11.57	$7.02

The following assumptions were used to estimate the fair value of employee purchase rights under the Amended and Restated 2002 Employee Stock Purchase Plan in 2005, and 2004:

	2005	2004

Risk-free interest rate	1.7%	1.6%
Volatility factor of the expected market price of the Company’s common stock	50.8%	61.2%
Weighted-average expected purchase rights life (in years)	0.5	0.5
Weighted-average fair value of purchase rights granted	$3.12	$3.43

Because the Company does not pay out dividends, no dividend yield was included in the fair value calculation.

Deferred Compensation Plan

Employees at or above the director level are eligible to participate in the Company’s Deferred Compensation Plan, which provides for the deferral of stock purchase rights. Eligible employees may elect to defer any stock purchase rights they are eligible to receive during any calendar year the plan remains in effect. All deferrals must equal 100% of the shares to be awarded at the fair market value, calculated on the date of grant, of the stock purchase rights that would have otherwise been received. Distributions shall be paid in the form of shares of the Company’s common stock at such time as may be elected by each participant.

As of December 31, 2006, the issuance of 12,500 shares have been deferred in accordance with the Deferred Compensation Plan.

Warrants

In June 2002, the Company issued warrants to purchase 1,000,000 shares of the Company’s common stock. The warrants were exercisable until June 30, 2005 and had an exercise price of $9.00. In 2003 through 2005, approximately 992,000 warrants were exercised, and approximately 300,000 were surrendered in lieu of paying cash upon the exercise of certain warrants. The remaining approximate 8,000 warrants which expired as of June 30, 2005 were cancelled.

Note 12.	Leases and Commitments

The Company leases a research and administrative facility under an operating lease that expires in 2014. The lease includes two renewal options of five years each.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, the future minimum commitments for the non-cancelable operating facility lease, and non-cancelable equipment leases, are as follows (in thousands):

Minimum
Lease
Payments

2007	$2,512
2008	2,057
2009	3,159
2010	3,150
2011	3,143
Thereafter	10,101

$24,122

Rental expense for all operating leases was $3.4 million in 2006, $3.5 million in 2005, and $3.9 million in 2004.

During 2006 and 2005, the Company recorded $0.5 million and $2.6 million, respectively, of deferred rent related to the Company’s renewal of its leased headquarters facility in San Jose, California. As of December 31, 2006, the deferred rent balance was $3.1 million.

Note 13.	Quarterly Financial Data (Unaudited, in thousands, except per share data)

	2006
	1st Quarter(1)	2nd Quarter	3rd Quarter	4th Quarter

Net sales	$208,512	$233,627	$239,608	$255,929
Gross profit	59,093	64,968	61,780	61,841
Operating income	36,054	39,788	34,321	39,289
Net income	$36,237	$40,289	$34,498	$46,509
Basic net income per share	$1.22	$1.35	$1.15	$1.54
Diluted net income per share	$1.09	$1.21	$1.04	$1.39
Number of shares used in basic per share computations	29,685	29,883	29,969	30,138
Number of shares used in diluted per share computations	33,499	33,544	33,565	33,715

(1)	Fourth quarter results included a release of $7.0 million, representing a portion of the Company’s deferred tax valuation allowance, to recognize deferred tax assets that in the Company’s judgment are more likely than not to be realized in 2007.

KOMAG, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Net sales	$140,275	$172,740	$180,011	$192,920
Gross profit	35,063	48,080	50,887	54,703
Operating income	18,762	30,819	32,343	36,008
Net income	$18,527	$29,893	$31,982	$35,235
Basic net income per share	$0.66	$1.04	$1.09	$1.20
Diluted net income per share	$0.59	$0.92	$0.97	$1.07
Number of shares used in basic per share computations	28,261	28,834	29,396	29,476
Number of shares used in diluted per share computations	32,313	32,971	33,381	33,329

Note 14.	Subsequent Events

Stock Purchase Rights and Stock Options

On February 15, 2007, the Company’s Compensation Committee of its Board of Directors approved the grant of a total of 380,854 stock purchase rights with an exercise price of $0.01 to employees. Of this total, 313,881 was to non-officers and 66,973 was to officers. The vesting for the stock purchase rights granted is one-third at the end of each of the first three anniversaries of the date of grant, subject to the employee continuing to be a service provider. In addition, 180,819 stock options were granted to officers with an exercise price of $32.10. The vesting for the stock options granted is one-third at the end of the first anniversary of the date of grant and 1/24th each month thereafter.

KOMAG, INCORPORATED

Schedule II — VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C	Column D	Column E
Additions
	Balance at	Charged to		Balance
	Beginning	Costs and		at End
Description	of Year	Expenses	Deductions	of Year
(In thousands)

Year ended January 2, 2005
Allowance for doubtful accounts	$398	$(398)	$—	$—

Year ended January 1, 2006
Allowance for doubtful accounts	$—	$—	$—	$—

Year ended December 31, 2006
Allowance for doubtful accounts	$—	$—	$—	$—